Exhibit 99.1

ESSEX BOARD TO ACCEPT NOMINATIONS BY LEE KEDDIE
Board Adopts Corporate Governance Changes
2015 Annual Meeting to be Reconvened on June 9, 2015 at 10:00 A.M. at:
Offices of
Brown Rudnick LLP
Seven Times Square, 47th Floor
New York, NY 10036

BUFFALO GROVE, Ill.--(BUSINESS WIRE)-- Essex Rental Corp. (Nasdaq: ESSX) ("Essex" or the "Company") today announced that its Board of Directors has concluded that the nomination notice previously delivered by Lee Keddie is valid, and, as a result, Mr. Keddie will be entitled to nominate himself and John Climaco at the Company's Annual Meeting to be reconvened on June 9, 2015 at 10:00 A.M. at the offices of Essex's outside legal counsel, Brown Rudnick LLP, at Seven Times Square, 47th Floor, New York, New York. The Board reached its conclusion after investigating additional information provided by Mr. Keddie's counsel and the Company's transfer agent as recently as June 1st.
"We look forward to welcoming Mr. Keddie and Mr. Climaco to the Board if voted in by our stockholders, and to working productively with them," stated Laurence Levy, Essex's Chairman. "The Board unilaterally offered to add Messrs. Keddie and Climaco to the Board over three weeks ago in an effort to settle our dispute with Kevin Casey and Mr. Keddie and save the Company considerable expense and distraction. While we would have preferred to resolve this matter long ago, we are pleased that we will now be able to return our full attention to the business of the Company," continued Mr. Levy.
The Board thanks the Company's stockholders who attended the Annual Meeting yesterday for their patience and understanding during multiple adjournments throughout the day while the Board engaged in settlement discussions with Kevin Casey, a proponent of Mr. Keddie's nominees. After weeks of non-responsiveness to our settlement offers, Mr. Casey finally reached out to the Board to engage in settlement discussions on the afternoon of June 3rd - the day before the Annual Meeting. The Board made every effort to reach mutually acceptable terms with Mr. Casey, and believed that a settlement was in sight that included the appointment to the Board of Mr. Keddie and Christopher Kinslow, who is not one of Mr. Keddie's nominees but was proposed by Mr. Casey and viewed by the Board as a stronger Board candidate than Mr. Climaco. Ultimately the Board was unwilling to accept all of Mr. Casey's demands, principally Mr. Casey's demand to be reimbursed for up to $400,000 of his expenses. The Board does not believe that a payment to Mr. Casey of any amount, let alone an amount of such a magnitude, is in any way in the interests of our stockholders.
The Board engaged with many of the Company's stockholders over the course of the proxy solicitation period, including Mr. Casey during the settlement negotiations, and came to better understand certain stockholder concerns. Notably, in response to such stockholder sentiment, the Board has determined to take the following actions:

•	The Board will accept the decision of Edward Levy, a long-standing director and director nominee, to not stand for reelection at the Annual Meeting;

•	The Board will disband its Strategic Planning and Finance Committee;

•	As previously disclosed, the Company will not renew the New York City office agreement with Hyde Park Real Estate LLC upon its expiration in February 2016; and

•
The Board will evaluate its standing committee composition and consider the appointment of additional directors, including Mr. Keddie and/or Mr. Climaco to the extent they are qualified, to each of such committees.

Laurence Levy continued, "We believe that the Board has been extremely responsive to stockholders' concerns at every step of this proxy campaign. The changes being implemented are intended to address stockholders' concerns, valid or otherwise, prompted

Exhibit 99.1

by Messrs. Keddie and Casey's solicitation efforts. The Board's goal is to provide effective oversight of our management team, which has and continues to do a commendable job under difficult market conditions, and provide insightful strategic guidance and direction for our Company. We, as a team, will continue to lead Essex in a manner intended to drive the greatest value for our stockholders, of which I am a significant one."
The Annual Meeting will be reconvened at 10:00 A.M. on Tuesday, June 9, 2015, at the offices of Brown Rudnick LLP, Seven Times Square, 47th Floor, New York, New York, 10036. Stockholders wishing to attend the Annual Meeting should arrive at the offices of Brown Rudnick LLP early enough to clear security and sign in to the Annual Meeting prior to the meeting reconvening at 10:00 A.M.
Essex's Annual Meeting
In addition to attending the Annual Meeting and voting in person, stockholders may exercise their rights as stockholders to vote for nominees for director at the Annual Meeting, by signing, dating and returning the WHITE proxy card included with the Company's proxy statement mailed to stockholders on or about April 30, 2015 or by signing, dating and returning the GOLD proxy card distributed by Mr. Keddie and Mr. Casey.
The Company's Proxy Statement and our 2014 Annual Report on Form 10-K to Stockholders are available at:
http://www.viewproxy.com/essexrental/2015

About Essex Rental Corp.
Essex, through its subsidiaries, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a large fleet, consisting primarily of cranes, as well as other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

CONTACT:
Essex Rental Corp.
Kory Glen
Chief Financial Officer
(847) 215-6522 / kglen@essexrental.com
OR
Patrick Merola
Manager of Investor Relations
(847) 215-6514 / pmerola@essexrental.com